Exhibit 99.1

THESTREET.COM, INC.

PRO FORMA FINANCIAL STATEMENT INFORMATION
(Unaudited)

TheStreet.com, Inc. (the “Company”) previously announced that it had identified an issue relating to its recording of certain revenue of its Promotions.com business unit (“Promotions.com”); that the Company has been conducting a thorough review of accounting matters related to Promotions.com; and that the Company currently is assessing the impact of such matters on the periods since the Company’s acquisition of Promotions.com in August 2007.  The Company has not yet determined whether it will be required to restate any prior period results.  The Company currently does not believe that this matter is likely to result in any significant percentage revision to the aggregate revenue or expenses previously reported by the Company since the acquisition (although the Company cannot give any assurances with respect to this matter as its review is not yet complete), but may result in material revisions, upward or downward, to the net income reported by the Company during any one or more of the periods since the acquisition.  This matter does not affect the Company’s previously reported cash, cash equivalents, restricted cash or marketable securities.  The Company is endeavoring to conclude such review within the next several weeks, but cannot presently give assurances as to when the review will be completed.  As a result of this review, the Company has not filed its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009 and accordingly full pro forma financial statement information has not been provided herein; however certain summary pro forma information is provided below.  In the event that the Company determines that it is required to restate any prior period results as a result of the above-described matter, it is possible that certain items of summary pro forma information provided below may be revised; the Company does not presently anticipate that any such revisions would materially affect the consolidated data referenced below.

On December 18, 2009, the Company sold all of its membership interest in its Promotions.com LLC subsidiary through which the Promotions.com business was conducted (the “Sale”), for an aggregate price of approximately $3.1 million (the “Sale Price”).  The purchaser (the “Purchaser”) is a company owned by the managers of the Promotions.com business, who prior to the closing were employees of the Company.  In connection with the Sale, the Company received a payment of $1.0 million in cash and notes in an aggregate principal amount of approximately $2.1 million.  The notes are payable in six equal monthly installments commencing April 1, 2010.  The Company was granted a security interest in the securities and assets of the Promotions.com business until the notes are fully paid, and one of the notes (with a principal amount of $0.3 million) is guaranteed by the principals of the Purchaser.  In the event that, prior to December 18, 2011, there is a change in control of the Purchaser or all or substantially all of the assets of the Promotions.com business are sold, among other events, for consideration (as defined therein) in excess of the Sale Price, the Company will be entitled to receive an additional payment from the Purchaser, equal to 50% of such excess if the event occurs on or before December 18, 2010 and 25% of such excess if the event occurs after December 18, 2010 and prior to December 18, 2011.

The unaudited Pro Forma Condensed Consolidated Balance Sheet information as of March 31, 2009 set forth below has been presented after giving effect to the disposition of Promotions.com as if the disposition had occurred on March 31, 2009.

The unaudited Pro Forma Condensed Consolidated Statement of Operations information for the year ended December 31, 2008 and the quarter ended March 31, 2009 set forth below has been presented after giving effect to the disposition of Promotions.com as if the disposition occurred on January 1 of each presented period.

The historical information of the Company has been derived from the historical audited and unaudited consolidated financial statements of the Company included in the Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.  As noted above, the Company has not filed its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2009 and September 30, 2009.

The unaudited pro forma financial statement information has been provided for informational purposes and should not be considered indicative of the financial condition or results of operations that would have been achieved had the divestiture occurred as of the periods presented. In addition, the unaudited pro forma financial statement information does not purport to indicate balance sheet data or results of operations as of any future date or for any future period. The unaudited pro forma financial statement information should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended December 31, 2008 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2009.

A.	Certain Items of Condensed Consolidated Unaudited Pro Forma Balance Sheet at March 31, 2009:

The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 reported, among other items, the following items on the Company’s condensed consolidated unaudited balance sheet at March 31, 2009 (in millions):

Current assets	$74.7
Property and equipment, net	9.6
Marketable securities	13.2
Long term investment and other assets	0.7
Restricted cash (non-current portion)	1.8

Accounts payable and accrued expenses	5.8

At March 31, 2009, the above included the following amounts attributable to Promotions.com:

Current assets	$3.1
Property and equipment, net	0.6
Marketable securities	-
Long term investment and other assets	-
Restricted cash (non-current portion)	0.1

Accounts payable and accrued expenses	0.2

B.	Certain Items of Condensed Consolidated Unaudited Pro Forma Statements of Operations for the Three Months Ended March 31, 2009:

The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 reported, among other items, the following items on the Company’s condensed consolidated unaudited statements of operations for the three months ended March 31, 2009 (in millions):

Net revenue	$14.0
Net interest income and other income	0.4

Cost of services	8.3
Sales and marketing	3.0
General and administrative	4.7

The above included the following amounts attributable to Promotions.com, which reflect the direct costs attributable to Promotions.com and which do not reflect any allocation of indirect expenses to Promotions.com:

Net revenue	$1.4
Net interest income and other income	-

Cost of services	1.0
Sales and marketing	0.2
General and administrative	0.8

C.	Certain Items of Condensed Consolidated Unaudited Pro Forma Statements of Operations for the Year Ended December 31, 2008:

The Company’s Annual Report on Form 10-K for the year ended December 31, 2008 reported, among other items, the following items on the Company’s condensed consolidated statements of operations for the year ended December 31, 2008 (in millions):

Net revenue	$71.9
Net interest income and gain on sale of marketable security	1.7

Cost of services	32.2
Sales and marketing	14.3
General and administrative	17.6

The above included the following amounts attributable to Promotions.com, which reflect the direct costs attributable to Promotions.com and which do not reflect any allocation of indirect expenses to Promotions.com:

Net revenue	$7.6
Net interest income and gain on sale of marketable security	-

Cost of services	6.3
Sales and marketing	0.6
General and administrative	2.1